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Exhibit (e)(4)

Execution Version

SUPPORT AGREEMENT

        This Support Agreement, dated as of July 30, 2014 (this "Agreement"), is made and entered into by and among CME Group Inc., a Delaware corporation ("CME"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and each direct or indirect stockholder of GFI Brokers Holdco Ltd, a Bermuda limited liability Company ("IDB Buyer") (such stockholders together with JPI and New JPI, the "Stockholders"). CME and each of the Stockholders are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, the JPI Merger Agreement and the IDB Transaction Agreement, GFI Group Inc., a Delaware corporation ("GFI"), CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME ("Merger Sub 1"), and Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of CME ("Merger Sub 2"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "GFI Merger Agreement"), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub 1 will merge with and into GFI (the "GFI Merger"), which will then merge with and into Merger Sub 2, and each issued and outstanding share of GFI's common stock, par value $0.01 per share ("GFI Common Stock"), other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned Subsidiaries, will, subject to the terms and conditions of the GFI Merger Agreement, be converted into the right to receive the Merger Consideration;

        WHEREAS, as of the date hereof, each Stockholder Beneficially Owns and owns of record the number of shares of GFI Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares"); and

        WHEREAS, as a condition and inducement to CME's willingness to enter into the GFI Merger Agreement, the JPI Merger Agreement and the IDB Transaction Agreement, the Stockholders have agreed to enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the GFI Merger Agreement.

        "Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act; provided that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), and the terms "Beneficially Owned" and "Beneficial Ownership" shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of this Agreement or the JPI Merger Agreement.

        "Covered GFI Shares" means, with respect to each Stockholder, (1) such Stockholder's Existing Shares and (2) any shares of GFI Common Stock or other voting capital stock of GFI and any Securities convertible into or exercisable or exchangeable for shares of GFI Common Stock or other voting capital stock of GFI, in each case that such Stockholder has Beneficial Ownership of, on or after the date hereof; it being understood that if any Stockholder acquires Securities (or rights with respect thereto) described in clause (2) above, such Stockholder shall promptly notify CME in writing, indicating the number of such Securities so acquired.

        "Transfer" means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of Securities, in cash or otherwise.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

        Section 2.1    Agreement to Vote.

        (a)   Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the GFI Stockholders Meeting and at any other meeting of the stockholders of GFI, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of GFI, such Stockholder shall, in each case to the fullest extent that the Covered GFI Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of GFI is sought:

            (i)  appear at each such meeting or otherwise cause such Stockholder's Covered GFI Shares to be counted as present thereat for purposes of calculating a quorum; and

           (ii)  vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder's Covered GFI Shares:

            (1)   in favor of the approval and adoption of the GFI Merger, the GFI Merger Agreement, the Transactions and any other action requested by CME in furtherance thereof;

            (2)   in favor of any proposal to adjourn a meeting of the stockholders of GFI to solicit additional proxies in favor of the approval and adoption of the GFI Merger, the GFI Merger Agreement and the Transactions;

            (3)   against any Takeover Proposal; and

            (4)   against any other action, agreement or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Transactions or the performance by GFI, JPI, New JPI or the other Stockholders of their respective obligations pursuant to the Transactions or under this Agreement, including: (A) any action, agreement or transaction that could reasonably be expected to result in any condition to the consummation of the Transactions not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Person pursuant to the Transactions or contained in this Agreement; (B) any change in the individuals who constitute the Board of Directors of GFI, JPI or New JPI; (C) other than the Transactions or other than as expressly contemplated by the Transactions, any extraordinary corporate transaction, including any merger, consolidation or other business combination involving GFI, JPI, New JPI or any of their respective Subsidiaries, any sale, lease or transfer of a material amount of assets of GFI, JPI, New JPI or any of their respective Subsidiaries or any reorganization, recapitalization or liquidation of GFI, JPI, New JPI or any of their respective Subsidiaries; or (D) other than as expressly required pursuant to the Transactions, any change in the present capitalization or dividend policy of GFI, JPI or New JPI or any amendment or other change to their respective Constituent Documents.

        (b)   Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of the Stockholders in this Section 2.1 shall apply whether or not the GFI Merger or any action above is recommended by the Board of Directors of GFI (or any committee thereof including the Special Committee).

        Section 2.2    Grant of Irrevocable Proxy.     Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact CME, and any other Person designated by CME in writing (collectively, the "Grantees"), each of them individually, with full power of substitution and resubstitution, to the fullest extent of such Stockholder's rights with respect to the Covered GFI Shares, effective as of the date hereof and continuing until the Termination Date (the "Voting Period"), to vote (or execute written consents, if applicable) with respect to the Covered GFI Shares as required pursuant to Section 2.1 hereof. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered GFI Shares. The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Other than as provided in this Section 2.2, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder's Covered GFI Shares. For Covered GFI Shares as to which any Stockholder is the Beneficial Owner but not the holder of record, such Stockholder shall cause any holder of record of such Covered GFI Shares to grant to the Grantees a proxy to the same effect as that described in this Section 2.2. CME may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

OTHER COVENANTS

        Section 3.1    Restrictions on Transfers.     Each Stockholder hereby agrees that, from and after the date hereof until the Termination Date, (i) such Stockholder shall not, directly or indirectly, Transfer, offer to Transfer or consent to a Transfer of, any Covered GFI Shares or any Beneficial Ownership interest or any other interest therein and (ii) any Transfer in violation of this provision shall be void.

        Section 3.2    No Solicitation.

        (a)   Each Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding contemplating or otherwise in connection with or relating to any Takeover Proposal, (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. Each Stockholder shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreements. Notwithstanding the foregoing, nothing herein shall prevent any Stockholder or any Representative of any Stockholder from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity.

        (b)   For the purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, JPI or New JPI, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (I) GFI and its Subsidiaries, (II) JPI, (III) New JPI, (IV) the CME Retained Subsidiaries, (V) the Trayport Business or (VI) the FENICS Business, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI's, JPI's or New JPI's Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term "Takeover Proposal" shall not include the Transactions.

        Section 3.3    Litigation.     Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CME, Merger Sub 1, Merger Sub 2, GFI, JPI or New JPI or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the GFI Merger Agreement.

        Section 3.4    Stock Dividends, Distributions, Etc.     In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in GFI Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms "Existing Shares" and "Covered GFI Shares" shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 3.5    Additional Merger Consideration.     In the event the GFI Merger Agreement or the JPI Merger Agreement is amended to increase the Merger Consideration (as defined in each agreement) (whether by increase to the Per Share Price or other increase to the effective Exchange Ratio), the direct and indirect stockholders of IDB Buyer shall not be entitled to receive, directly or indirectly, and shall forfeit and pay to CME if necessary, such increased Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.1    Representations and Warranties of the Stockholders.     Each Stockholder hereby represents and warrants, jointly and severally with respect to JPI and New JPI and severally with respect to the other Stockholders, to CME as follows:

        (a)    Organization.    With respect to Stockholders that are not natural persons, such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

        (b)    Authority; Execution and Delivery; Enforceability.    Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary actions and, with respect to Stockholders that are not natural persons, no other corporate proceedings on the part of such Stockholder are necessary for such Stockholder to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)    Ownership of Shares.    As of the date hereof, such Stockholder is the sole Beneficial Owner and sole owner of record of the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws, and such Existing Shares constitute all of the shares of GFI Common Stock Beneficially Owned and owned of record by such Stockholder. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of CME common stock, par value $0.01 per share. As of the date hereof, the Existing Shares set forth on Schedule I constitute all the Covered GFI Shares owned, Beneficially or of record, by the Stockholders.

        (d)    No Conflicts.    The execution and delivery of this Agreement by such Stockholder does not and the consummation by such Stockholder of the transactions contemplated hereby will not: (i) conflict with any provisions of the such Stockholder's (if such Stockholder is not a natural person) or GFI's Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which such Stockholder is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of such Stockholder or, if such Stockholder is not a natural person, a Subsidiary of such Stockholder; or (v) cause the suspension or revocation of any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of such Stockholder's business or ownership of such Stockholder's assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement.

        (e)    Consents and Approvals.    The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any consent of, or filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

        (f)    Legal Proceedings.    There is no material Proceeding pending, affecting, or, to the knowledge of such Stockholder, threatened against any Stockholder, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors and there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against any Stockholder except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement or to consummate the Transactions. There is no Proceeding pending or, to the knowledge of such Stockholder, threatened against any Stockholder, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        (g)    Brokers.    No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Stockholder.

        Section 4.2    Representations and Warranties of CME.     CME hereby represents and warrants to the Stockholders as follows:

        (a)    Organization.    CME is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

        (b)    Authority; Execution and Delivery; Enforceability.    CME has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary actions and no other corporate proceedings on the part of CME are necessary for CME to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CME and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of CME, enforceable against CME in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)    No Conflicts.    The execution and delivery of this Agreement by CME does not and the consummation by CME of the transactions contemplated hereby will not: (i) conflict with any provisions of the CME Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME or any CME Subsidiary; or (v) cause the suspension or revocation of any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME's business or ownership of CME's assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v) , for such violations as, individually or in the aggregate, would not reasonably be expected to impair CME's ability to perform its obligations under this Agreement.

ARTICLE V

TERMINATION

        Section 5.1    Termination.     This Agreement shall terminate upon the earliest to occur of (such date, the "Termination Date"): (a) the Effective Time, (b) the termination of this Agreement by the mutual written consent of CME and the Stockholders, (c) a Qualifying Termination of the GFI Merger Agreement and (d) the day that is 12 months after the date of any other termination of the GFI Merger Agreement (the period from such termination, the "Tail Period"). For purposes of this agreement, "Qualifying Termination" means a termination of the GFI Merger Agreement (i) by GFI pursuant to Section 8.1(d)(i) of the GFI Merger Agreement or (ii) by either CME or GFI pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) of the GFI Merger Agreement (including any amendments thereto) solely due to the failure by CME to obtain any required approval for the GFI Merger under any Antitrust Law.

        Section 5.2    Tail Period.     In the event that during the Tail Period, as a result of the financial condition of GFI and its Subsidiaries, there is, or is reasonably likely to be, a default under either or both of (x) the Indenture or (y) the Credit Agreement (collectively, the "Debt Agreements") that, if not cured, would result in the relevant GFI obligor party's obligations under one or both of such Debt Agreements to be accelerated, the obligations of the Stockholders under this Agreement shall terminate solely to the extent necessary to allow the Stockholders to approve the sale of all the equity of GFI (including by merger, consolidation or other business combination) or all or substantially all of the assets of GFI, in each case to a bona fide third-party purchaser.

        Section 5.3    Effect of Termination.     In the event of any termination of this Agreement as provided in Section 5.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except the provisions of this Section 5.3 and Article VI, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

ARTICLE VI

MISCELLANEOUS

        Section 6.1    Publication.     Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by CME and GFI in any press release or in the Proxy Statement/Prospectus, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the GFI Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of GFI Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure ("Stockholder Information"), and (ii) hereby agrees to cooperate with CME in connection with such filings, including providing Stockholder Information requested by CME. As promptly as practicable, each Stockholder shall notify CME of any required corrections with respect to any Stockholder Information supplied by Stockholder, if and to the extent such Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

        Section 6.2    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in CME any direct or indirect ownership or incidence of ownership of or with respect to any Covered GFI Shares. All rights, ownership and economic benefits of and relating to the Covered GFI Shares shall remain vested in and belong to the Stockholders, and CME shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered GFI Shares, except as otherwise provided herein.

        Section 6.3    Further Assurances.     Each of the Parties agrees that it shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

        Section 6.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to CME, to:
CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Attention:	General Counsel
Email:	legalnotices@cmegroup.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606
Attention:	Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq.
Email:	Rodd.Schreiber@skadden.com Richard.Witzel@skadden.com
(b) if to JPI, New JPI or any other Stockholder, to:
c/o Jersey Partners Inc. PO Box 882 Bethpage, NY 11714
with a copy (which shall not constitute notice) to:
GFI Group Inc. 55 Water Street New York, NY 10041
Attention:	Christopher D'Antuono, Esq.
Email:	Christopher.dantuono@gfigroup.com
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Jeffrey Poss, Esq. Adam Turteltaub, Esq.
Email:	jposs@willkie.com aturteltaub@willkie.com

        Section 6.5    Interpretation.     When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 6.6    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 6.7    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Schedules hereto), the Confidentiality Agreement, the F-Reorganization Documents (as defined in the JPI Merger Agreement), the JPI Merger Agreement, the GFI Merger Agreement and the IDB Transaction Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

        Section 6.8    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that this Agreement and the transactions contemplated hereby are effected as originally contemplated to the greatest extent possible.

        Section 6.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 6.10    Amendment.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 6.11    Extension; Waiver.     The Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 6.12    Governing Law and Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12(b).

        Section 6.13    Enforcement.     The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

        IN WITNESS WHEREOF, CME, JPI, New JPI and each other Stockholder have duly executed this Agreement, all as of the date first written above.

CME Group Inc.
By:	/s/ KATHLEEN M. CRONIN
	Name:	Kathleen M. Cronin
	Title:	General Counsel
Jersey Partners Inc.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President
NEW JPI Inc.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President

/s/ MICHAEL GOOCH
Name:	Michael Gooch
/s/ NICK BROWN
Name:	Nick Brown
/s/ COLIN HEFFRON
Name:	Colin Heffron

[Signature Page to Support Agreement]

 SCHEDULE I
EXISTING SHARES

Stockholder	Number of Existing Shares
Jersey Partners Inc.	46,464,240
Michael Gooch	46,806,417
Colin Heffron	1,307,985
Nick Brown	94,902

QuickLinks

  Exhibit (e)(4) Execution Version
SUPPORT AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
  Section 1.1 Defined Terms .
ARTICLE II VOTING AGREEMENT AND IRREVOCABLE PROXY
  Section 2.1 Agreement to Vote .
  Section 2.2 Grant of Irrevocable Proxy .
ARTICLE III OTHER COVENANTS
  Section 3.1 Restrictions on Transfers .
  Section 3.2 No Solicitation .
  Section 3.3 Litigation .
  Section 3.4 Stock Dividends, Distributions, Etc.
  Section 3.5 Additional Merger Consideration .
ARTICLE IV REPRESENTATIONS AND WARRANTIES
  Section 4.1 Representations and Warranties of the Stockholders .
  Section 4.2 Representations and Warranties of CME .
ARTICLE V TERMINATION
  Section 5.1 Termination .
  Section 5.2 Tail Period .
  Section 5.3 Effect of Termination.
ARTICLE VI MISCELLANEOUS
  Section 6.1 Publication .
  Section 6.2 No Ownership Interest .
  Section 6.3 Further Assurances .
  Section 6.4 Notices .
  Section 6.5 Interpretation .
  Section 6.6 Counterparts; Effectiveness .
  Section 6.7 Entire Agreement; Third Party Beneficiaries .
  Section 6.8 Severability .
  Section 6.9 Assignment .
  Section 6.10 Amendment .
  Section 6.11 Extension; Waiver .
  Section 6.12 Governing Law and Venue; Waiver of Jury Trial .
  Section 6.13 Enforcement .
SCHEDULE I EXISTING SHARES